Exhibit 5

LOCK-UP AGREEMENT

Destination XL Group, Inc.

555 Turnpike Street

Canton, Massachusetts 02021

D.A. DAVIDSON & CO.

611 Anton Boulevard, Suite 600

Costa Mesa, CA 92626

Ladies and Gentlemen:

The undersigned refers to the proposed Underwriting Agreement (the “Underwriting Agreement”) among Destination XL Group, Inc., a Delaware corporation (the “Company”), Red Mountain Partners, L.P., (the “Selling Stockholder”), and the several underwriters named therein (the “Underwriters”). As an inducement to the Underwriters to execute the Underwriting Agreement in connection with the proposed public offering of shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), the undersigned hereby agrees that from the date hereof and until 90 days after the date of the final prospectus used to sell the Common Stock (the “Public Offering Date”) pursuant to the Underwriting Agreement (such 90-day period being referred to herein as the “Lock-Up Period”), the undersigned will not (and will cause any spouse or immediate family member of the spouse or the undersigned living in the undersigned’s household, any partnership, corporation or other entity within the undersigned’s control, and any trustee of any trust that holds Common Stock or other securities of the Company for the benefit of the undersigned or such spouse or family member not to) offer, sell, contract to sell (including any short sale), pledge, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option or contract to purchase, or otherwise encumber, dispose of or transfer, or grant any rights with respect to, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of D.A. Davidson & Co. (“D.A. Davidson”), which consent may be withheld in D.A. Davidson’s sole discretion.

Notwithstanding the foregoing, the undersigned may transfer the undersigned’s shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock without the prior written consent of D.A. Davidson:

(i)

provided that (a) such transfer shall not involve a disposition for value, (b) except with the prior written consent of D.A. Davidson, each resulting transferee of the Company’s securities executes and delivers to D.A. Davidson an agreement satisfactory to D.A. Davidson certifying that such transferee is bound by the terms of this Agreement, and (c) in the case of clause (a) below, no filing by any party under Section 16(a) of the Exchange Act shall be required or shall be made voluntarily in connection with such transfer during the Lock-Up Period:

a.	as a bona fide gift or gifts;

b.	to any trust or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned;

c.

if the undersigned is a corporation, partnership, limited liability company, trust or other business entity and (1) transfers to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or (2) distributes shares of Common Stock or any security convertible into or exercisable for Common Stock to limited partners, limited liability company members or stockholders of the undersigned, or to any investment fund or other entity that controls or manages the undersigned; or

d.	by operation of law (including pursuant to an order of a court or regulatory agency) or as required pursuant to a divorce settlement;

(ii)	via transfer by testate succession or intestate succession;

(iii)	if the undersigned is an employee of the Company and transfers to the Company upon death, disability or termination of employment of such employee;

(iv)

the transfer or withholding of shares of Common Stock or any securities convertible into shares of Common Stock to the Company upon a vesting event of the Company’s securities or upon the exercise of options to purchase the Company’s securities, in each case on a “cashless” or “net exercise” basis or to cover tax obligations of the undersigned in connection with such vesting or exercise; or

(v)

the establishment of a trading plan pursuant to Rule 10b5-1 of the Exchange Act, provided that such plan (a) does not provide for the transfer of Common Stock during the Lock-Up Period and (b) no filing or public announcement under the Exchange Act or otherwise is required or voluntarily made during the Lock-Up Period by or on behalf of the undersigned or the Company in connection with the establishment of such plan.

Notwithstanding the foregoing, the written consent of D.A. Davidson shall not be required for a transfer or distribution of shares of Common Stock by the Selling Stockholder to its limited partners (other than Red Mountain Capital Partners LLC and its affiliates) and such limited partners shall not be required to be bound by the terms of this Lock-up Agreement.

D.A. Davidson may consent (which consent may be withheld in its sole discretion) to an early release from the Lock-Up Period if in its sole and absolute discretion, the market for the Common Stock would not be adversely impacted by sales and in cases of financial emergency.

In addition, the undersigned agrees that, during the period commencing on the date hereof and ending 90 days after the Public Offering Date, without the prior written consent of D.A. Davidson (which consent may be withheld in its sole discretion): (a) the undersigned will not request, make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for Common Stock and (b) the undersigned waives any and all notice requirements and rights with respect to the registration of any such security pursuant to any agreement, understanding or otherwise to which the undersigned is a party.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to (a) decline to make any transfer of shares of Common Stock if such transfer would constitute a violation or breach of this Agreement and (b) place legends and stop transfer instructions on any such shares of Common Stock owned or beneficially owned by the undersigned.

This Agreement is irrevocable and shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law rules. This Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before September 30, 2021.

Very truly yours,

RED MOUNTAIN PARTNERS, L.P.

By:	/s/ J. Christopher Teets
Printed Name: J. Christopher Teets
Date: September 9, 2021